EXHIBIT 99.1
Released on January 17, 2008, at 5:38 p.m.
FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Rod Marlow Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION
REPORTS 2007 FOURTH QUARTER PROFIT
     ATLANTA, GA (January 17, 2008) — Fidelity Southern Corporation (“Fidelity”) (NASDAQ:LION) reported net income of $321,000 for the fourth quarter of 2007 compared to $2,898,000 for the same quarter in 2006, a decrease of $2,577,000. Basic and diluted earnings per share for the fourth quarter of 2007 were $.03 compared to $.31 for the same period in 2006.
     Net income for the year ended December 31, 2007, was $6,634,000 compared to $10,374,000 for 2006, a decrease of $3,740,000 or 36.1%. Basic and diluted earnings per share for the year ended December 31, 2007, were $.71 compared to $1.12 for 2006.
     The decline in earnings was primarily due to a $4.9 million increase in the provision for loan losses in 2007 equal to $.33 per share and an expense of $567,000, or $.04 per share, to recognize a proportional share of Visa litigation settlements and reserves, and the incremental liability for certain other Visa litigation under our indemnification obligation as a Visa member bank. The additional provision reflects both deterioration in the Company’s real estate construction and consumer portfolios, as well as the continued outlook for a weak economy.
     Other significant year over year developments were:
➢	Net interest income grew 7.5%

➢	Noninterest income grew 14.1%

➢	Equity grew 5.6%

➢	Loans grew 4.3%

➢	Allowance for loan losses grew 16.8%
     Chairman James B. Miller, Jr. said, “The housing market in Atlanta and Florida continues to look for equilibrium. Some of the builders we have lent to are experiencing surprisingly good sales while others suffer. Our challenge is to support those builders who are showing the determination and ability to manage through this period. A seasoned builder is better able to

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 17, 2008
build and sell houses and to sell lots than is the Bank. Where it becomes necessary, we will dispose of property in an orderly fashion.
     “In 2008 we expect nonperforming assets will continue to grow, at least in the first quarter and probably also in the second quarter, as some builders will not sell enough homes to keep loans current. However, early signs are that traffic in some of the subdivisions where we lend has picked up. The loan loss reserve will also continue to be adjusted as appropriate.
     “In addition to costs of credit issues, management believes it prudent to continue to position the Bank for a leadership role in the growth of the greater Atlanta market. This is a challenge in what we see as a period of likely flat profitability. Management plans to add lenders this year and two were hired in January. We have begun construction of a new branch building and two additional branch locations are being considered. We believe the second half of 2008 should see improving profitability.”
     Fidelity President H. Palmer Proctor, Jr. said, “We continued to be successful with our deposit account acquisition program as our transaction and savings account balances increased 6.2% from the end of 2006. These accounts provide stability in our funding capacity at a lower average interest cost and also generate noninterest income. Our revenue from service charges on deposit accounts increased 13.8% over last year.
     “We also continued to see noninterest income increases from our SBA and indirect automobile lending sales and servicing activities in 2007, with increases of 30.3% and 13.8% in indirect automobile revenues and in SBA revenues, respectively.
     “It is also important to note that, despite the challenges faced in our loan portfolio, our equity increased 5.6% in 2007 over the end of 2006 and our regulatory capital percentages continued to exceed well capitalized guidelines. While conservatively managing the Company through a difficult economic period, we will continue to strive to improve operating results and build long-term shareholder value, while emphasizing our dedication to providing superior service.”
     At December 31, 2007, total assets were $1.686 billion compared to $1.649 billion at the end of 2006, a $37.3 million or 2.3% increase. In other year-ago comparisons, loans increased 4.3% to $1.388 billion, total loans (including loans held-for-sale) increased 4.5% to $1.452 billion, deposits increased 1.4% to $1.406 billion, and shareholders’ equity increased 5.6% to $100 million.
     Net interest income for the fourth quarter and year ended December 31, 2007, increased $222,000 and $3.3 million, or 1.9% and 7.5%, respectively, when compared to the same periods in 2006. These increases were driven by increases in average interest-earning assets. The net interest margin decreased seven basis points to 2.99% in the fourth quarter of 2007 and decreased by six basis points to 3.04% for the year ended December 31, 2007, when compared to the same periods in 2006. The decline in net interest income in the fourth quarter of 2007 was primarily the result of lower interest income relating to reductions in the prime rate and the

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 17, 2008
increase in nonperforming loans and to a lesser extent due to a relatively higher cost of funds because of the credit crunch and the high cost of deposit retention experienced in the quarter.
     Total interest income for the fourth quarter and year ended December 31, 2007, increased $1.1 million and $15.7 million, or 3.9% and 16.0%, respectively, compared to the same periods in 2006. The increase in interest income for the fourth quarter of 2007 was the result of a decrease of 4 basis points in yield on average interest-earning assets while average interest earning assets increased $68.4 million or 4.5%. For the year ended December 31, 2007, compared to 2006, the yield on average interest earning assets increased 41 basis points and average interest-earning assets increased $138.5 million or 9.8%.
     Interest expense for the fourth quarter and year ended December 31, 2007, increased $856,000 and $12.4 million, or 5.3% and 22.9%, respectively, compared to the same periods in 2006. For the fourth quarter of 2007 compared to the same period in 2006, the increase in interest expense was attributable to an increase in interest bearing liabilities of $82.4 million net of a four basis point decrease in the cost of interest bearing liabilities. The increase in interest expense for the year ended December 31, 2007, compared to 2006 was primarily attributable to a 47 basis point increase in the cost of interest-bearing liabilities and an increase in the volume of average interest-bearing liabilities of $137.5 million or 10.9%.
     The provision for loan losses for the fourth quarter and the year ended December 31, 2007, driven by the housing slowdown and a weakening economy, was $3.6 million and $8.5 million, respectively, compared to $1.3 million and $3.6 million for the same periods in 2006. Net charge-offs increased $3.9 million for the year ended December 31, 2007, when compared to 2006. The ratio of net charge-offs to average loans outstanding was .45% for the year ended December 31, 2007, compared to .19% for 2006. The allowance for loan losses as a percentage of loans increased from 1.05% at December 31, 2006, to 1.17% at December 31, 2007. The ratio of adversely classified loans to total loans increased from 2.30% at December 31, 2006, to 3.35% at December 31, 2007. Nonperforming assets increased to $24.2 million at December 31, 2007, compared to $5.5 million at December 31, 2006. The increase in nonperforming assets was primarily driven by increases in nonaccrual loans and other real estate, over 84% of the balances of which are secured by real estate. The remaining 16% is secured by other collateral. Management believes it has identified, charged down, and charged off these nonperforming assets timely and appropriately.
     Noninterest income increased $13,000 and $2.2 million, or 0.3% and 14.1%, to $4.3 million and $17.9 million, respectively, in the fourth quarter and year ended December 31, 2007, compared to the same periods in 2006. These increases were primarily due to increases in indirect lending revenues and SBA lending activities. Indirect lending revenues increased $368,000 and $1.3 million, or 37.9% and 30.3%, to $1.3 million and $5.4 million, respectively, during the fourth quarter and year ended December 31, 2007, when compared to the same periods last year due to an increase in the number and volume of indirect loans sold and increases in servicing and other fees from indirect loans serviced. Revenue from SBA lending activities decreased $425,000 and increased $297,000, or (46.3%) and 13.8%, to $492,000 and $2.4 million, for the fourth quarter and the year ended December 31, 2007, respectively, when compared to the same periods in 2006. The decrease in SBA revenue in the fourth quarter was a

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 17, 2008
result of lower gains on sales compared to the same quarter in 2006. Service charges on deposit accounts increased $144,000 and $583,000, or 13.2% and 13.9%, to $1.2 million and $4.8 million, respectively, due to the growing number of transaction accounts resulting from the transaction account acquisition program initiated in early 2006 to attract lower-costing deposits.
     Noninterest expense for the fourth quarter and year ended December 31, 2007, increased $2.1 million and $6.6 million, or 20.2% and 16.4%, to $12.5 million and $47.2 million, respectively, when compared to the same periods in 2006. These increases were primarily related to increases in salaries and benefits expense of $646,000 and $3.5 million, or 11.0% and 15.7%, to $6.5 million and $25.8 million, respectively, and increases in other operating expenses of $1.0 million and $2.0 million, or 79.3% and 39.3%, to $2.3 million and $7.0 million, respectively. The increases in salaries and benefits expenses were primarily due to the addition of seasoned loan production and branch operations staff, including SBA, indirect automobile, and commercial lenders to increase lending volume, and staff for the new branches added in 2006 and in 2007. The increases in other operating expenses were primarily related to Visa litigation costs, hiring expenses, business development costs, and costs related to growing numbers of accounts and related transaction activity. During the fourth quarter of 2007, the Company recorded a charge of $567,000 pre-tax for its proportional share of a settlement of the Visa litigation with American Express, a reserve for the lawsuit between Visa and Discover Financial Services, and the incremental liability for certain other Visa litigation under our indemnification obligation as a Visa member bank. Fidelity, as a member bank of Visa, is obligated for its proportional share of legal expenses. Visa has a planned public offering for the first quarter of 2008. The value of Fidelity’s proportionate shares of the Visa stock, based on current estimates, is expected to more than offset the above charges.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and a credit related insurance product through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. Automobile loans and SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
     This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s 2006 Annual Report filed on Form 10-K with the Securities and Exchange Commission.

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	QUARTERS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2007	2006	2007	2006
INTEREST INCOME
LOANS, INCLUDING FEES	$26,855	$25,622	$105,924	$89,477
INVESTMENT SECURITIES	1,765	1,878	7,237	7,893
FEDERAL FUNDS SOLD AND BANK DEPOSITS	60	102	301	434

TOTAL INTEREST INCOME	28,680	27,602	113,462	97,804

INTEREST EXPENSE
DEPOSITS	14,341	13,960	57,902	45,351
SHORT-TERM BORROWINGS	739	483	2,316	2,623
SUBORDINATED DEBT	1,453	1,117	4,945	4,378
OTHER LONG-TERM DEBT	341	458	1,519	1,923

TOTAL INTEREST EXPENSE	16,874	16,018	66,682	54,275

NET INTEREST INCOME	11,806	11,584	46,780	43,529

PROVISION FOR LOAN LOSSES	3,550	1,300	8,500	3,600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,256	10,284	38,280	39,929

NONINTEREST INCOME
SERVICE CHARGES ON DEPOSIT ACCOUNTS	1,236	1,092	4,790	4,207
OTHER FEES AND CHARGES	464	458	1,872	1,642
MORTGAGE BANKING ACTIVITIES	64	142	339	676
BROKERAGE ACTIVITIES	144	198	747	753
INDIRECT LENDING ACTIVITIES	1,338	970	5,390	4,136
SBA LENDING ACTIVITIES	492	917	2,444	2,147
BANK OWNED LIFE INSURANCE	296	288	1,166	1,109
OTHER OPERATING INCOME	270	226	1,163	1,029

TOTAL NONINTEREST INCOME	4,304	4,291	17,911	15,699

NONINTEREST EXPENSE
SALARIES AND EMPLOYEE BENEFITS	6,511	5,865	25,815	22,314
FURNITURE AND EQUIPMENT	782	636	2,942	2,636
NET OCCUPANCY	1,113	960	4,105	3,557
COMMUNICATION EXPENSES	433	396	1,729	1,548
PROFESSIONAL AND OTHER SERVICES	857	697	3,582	2,955
ADVERTISING AND PROMOTION	227	216	928	1,348
STATIONERY, PRINTING AND SUPPLIES	185	245	758	850
INSURANCE EXPENSES	69	73	296	299
OTHER OPERATING EXPENSES	2,273	1,268	7,048	5,061

TOTAL NONINTEREST EXPENSE	12,450	10,356	47,203	40,568

INCOME BEFORE INCOME TAX EXPENSE	110	4,219	8,988	15,060
INCOME TAX EXPENSE	(211)	1,321	2,354	4,686

NET INCOME	$321	$2,898	$6,634	$10,374

EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE	$0.03	$0.31	$0.71	$1.12

DILUTED EARNINGS PER SHARE	$0.03	$0.31	$0.71	$1.12

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC	9,362,028	9,282,164	9,330,932	9,268,132

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-FULLY DILUTED	9,362,636	9,290,880	9,344,891	9,279,520

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2007	2006
ASSETS

CASH AND DUE FROM BANKS	$23,442	$32,659
FEDERAL FUNDS SOLD	6,605	26,316

CASH AND CASH EQUIVALENTS	30,047	58,975
INVESTMENTS AVAILABLE-FOR-SALE	103,149	108,796
INVESTMENTS HELD-TO-MATURITY	29,064	33,182
INVESTMENT IN FHLB STOCK	5,665	4,834
LOANS HELD-FOR-SALE	63,655	58,268
LOANS	1,388,358	1,330,756
ALLOWANCE FOR LOAN LOSSES	(16,288)	(13,944)

LOANS, NET	1,372,070	1,316,812
PREMISES AND EQUIPMENT, NET	18,821	18,803
OTHER REAL ESTATE	7,307	—
ACCRUED INTEREST RECEIVABLE	9,367	9,312
BANK OWNED LIFE INSURANCE	26,699	25,694
OTHER ASSETS	20,640	14,503

TOTAL ASSETS	$1,686,484	$1,649,179

LIABILITIES

DEPOSITS:
NONINTEREST BEARING DEMAND	$131,597	$154,392
INTEREST BEARING DEMAND/
MONEY MARKET	314,067	286,620
SAVINGS	216,442	182,390
TIME DEPOSITS, $100,000 AND OVER	285,497	276,536
OTHER TIME DEPOSITS	458,022	486,603

TOTAL DEPOSIT LIABILITIES	1,405,625	1,386,541

FEDERAL FUNDS PURCHASED	17,000	20,000
OTHER SHORT-TERM BORROWINGS	58,954	52,061
SUBORDINATED DEBT	67,527	46,908
OTHER LONG-TERM DEBT	25,000	37,000
ACCRUED INTEREST PAYABLE	6,760	7,042
OTHER LIABILITIES	5,655	4,980

TOTAL LIABILITIES	1,586,521	1,554,532

SHAREHOLDERS’ EQUITY

COMMON STOCK	45,997	44,815
ADDITIONAL PAID IN CAPITAL	167	0
ACCUMULATED OTHER COMPREHENSIVE LOSS	(804)	(1,590)
RETAINED EARNINGS	54,603	51,422

TOTAL SHAREHOLDERS’ EQUITY	99,963	94,647

TOTAL LIABILITIES AND SHARE-HOLDERS’ EQUITY	$1,686,484	$1,649,179

BOOK VALUE PER SHARE	$10.67	$10.19

SHARES OF COMMON STOCK OUTSTANDING	9,368,904	9,288,222

FIDELITY SOUTHERN CORPORATION
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	QUARTERS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
(DOLLARS IN THOUSANDS)	2007	2006	2007	2006
BALANCE AT BEGINNING OF PERIOD	$14,886	$13,548	$13,944	$12,643
CHARGE-OFFS:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	200	—	200	1
SBA	—	—	—	67
REAL ESTATE-CONSTRUCTION	522	—	1,934	—
REAL ESTATE-MORTGAGE	20	2	82	5
CONSUMER INSTALLMENT	1,745	1,199	5,301	3,616

TOTAL CHARGE-OFFS	2,487	1,201	7,517	3,689
RECOVERIES:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	2	87	257	505
SBA	—	3	—	145
REAL ESTATE-CONSTRUCTION	150	—	190	—
REAL ESTATE-MORTGAGE	—	2	78	7
CONSUMER INSTALLMENT	187	205	836	733

TOTAL RECOVERIES	339	297	1,361	1,390

NET CHARGE-OFFS	2,148	904	6,156	2,299
PROVISION FOR LOAN LOSSES	3,550	1,300	8,500	3,600

BALANCE AT END OF PERIOD	$16,288	$13,944	$16,288	$13,944

RATIO OF NET CHARGE-OFFS DURING PERIOD TO AVERAGE LOANS OUTSTANDING, NET	0.61%	0.27%	0.45%	0.19%
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS	1.17%	1.05%	1.17%	1.05%
NONPERFORMING ASSETS
(UNAUDITED)

	DECEMBER 31,
(DOLLARS IN THOUSANDS)	2007	2006
NONACCRUAL LOANS	$14,371	$4,587
REPOSSESSIONS	2,512	937
OTHER REAL ESTATE	7,308	—

TOTAL NONPERFORMING ASSETS	$24,191	$5,524

LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING	$23	$—

RATIO OF LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING TO TOTAL LOANS	—%	—%

RATIO OF NONPERFORMING ASSETS TO TOTAL LOANS AND REPOSSESSIONS	1.64%	0.40%

FIDELITY SOUTHERN CORPORATION
LOANS, BY CATEGORY
(UNAUDITED)

			PERCENT CHANGE
	DECEMBER 31,		Dec. 31, 2007/
(DOLLARS IN THOUSANDS)	2007	2006	Dec. 31, 2006
COMMERCIAL, FINANCIAL AND AGRICULTURAL	$107,325	$107,992	(0.62)%
TAX-EXEMPT COMMERCIAL	9,235	14,969	(38.31)%
REAL ESTATE MORTGAGE — COMMERCIAL	189,881	163,275	16.30%

TOTAL COMMERCIAL	306,441	286,236	7.06%
REAL ESTATE-CONSTRUCTION	282,056	306,078	(7.85)%
REAL ESTATE-MORTGAGE	93,673	91,652	2.21%
CONSUMER INSTALLMENT	706,188	646,790	9.18%

LOANS	1,388,358	1,330,756	4.33%
LOANS HELD-FOR-SALE:
ORIGINATED RESIDENTIAL MORTGAGE LOANS	1,412	321	339.88%
SBA LOANS	24,243	14,947	62.19%
INDIRECT AUTO LOANS	38,000	43,000	(11.63)%

TOTAL LOANS HELD-FOR-SALE	63,655	58,268	9.25%

TOTAL LOANS	$1,452,013	$1,389,024

FIDELITY SOUTHERN CORPORATION
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	YEARS ENDED
	December 31, 2007			December 31, 2006
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income
Taxable	$1,390,625	$105,222	7.57%	$1,239,437	$88,884	7.17%
Tax-exempt (1)	12,837	1,052	8.20%	10,949	871	7.95%

Total loans	1,403,462	106,274	7.57%	1,250,386	89,755	7.18%

Investment securities
Taxable	137,370	6,964	5.07%	155,955	7,893	5.03%
Tax-exempt (2)	6,782	420	6.19%	—	—	—

Total investment securities	144,152	7,384	5.12%	155,955	7,893	5.03%

Interest-bearing deposits	1,134	58	5.08%	1,484	74	5.00%
Federal funds sold	4,855	243	5.01%	7,280	360	4.94%

Total interest-earning assets	1,553,603	113,959	7.34%	1,415,105	98,082	6.93%

Cash and due from banks	23,383			22,411
Allowance for loan losses	(14,644)			(13,133)
Premises and equipment, net	18,875			15,516
Other real estate owned	2,918			80
Other assets	51,385			43,405

Total assets	$1,635,520			$1,483,384

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$293,336	$10,243	3.49%	$234,871	$6,561	2.79%
Savings deposits	203,529	8,881	4.36%	177,505	7,328	4.13%
Time deposits	749,803	38,778	5.17%	683,074	31,462	4.61%

Total interest-bearing deposits	1,246,668	57,902	4.64%	1,095,450	45,351	4.14%

Federal funds purchased	10,310	548	5.31%	12,171	637	5.23%
Securities sold under agreements to repurchase	21,674	657	3.03%	28,954	928	3.21%
Other short-term borrowings	24,516	1,111	4.54%	25,337	1,058	4.17%
Subordinated debt	54,478	4,945	9.08%	46,908	4,378	9.33%
Long-term debt	35,888	1,519	4.23%	47,203	1,923	4.07%

Total interest-bearing liabilities	1,393,534	66,682	4.79%	1,256,023	54,275	4.32%

Noninterest-bearing:
Demand deposits	130,835			127,978
Other liabilities	14,092			10,517
Shareholders’ equity	97,059			88,866

Total liabilities and shareholders’ equity	$1,635,520			$1,483,384

Net interest income / spread		$47,277	2.55%		$43,807	2.61%

Net interest margin			3.04%			3.10%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2007 and 2006 of $350,000 and $278,000 respectively.

(2)	Interest income includes the effect of taxable-equivalent adjustment for 2007 for $147,000.

FIDELITY SOUTHERN CORPORATION
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	QUARTERS ENDED
	December 31, 2007			December 31, 2006
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income
Taxable	$1,428,415	$26,731	7.43%	$1,345,851	$25,422	7.50%
Tax-exempt (1)	9,694	188	7.70%	14,111	296	8.32%

Total loans	1,438,109	26,919	7.43%	1,359,962	25,718	7.50%

Investment securities
Taxable	130,472	1,653	5.07%	148,757	1,878	5.05%
Tax-exempt (2)	10,883	173	6.37%	—	—	—

Total investment securities	141,355	1,826	5.17%	148,757	1,878	5.05%

Interest-bearing deposits	1,206	14	4.57%	1,596	22	5.35%
Federal funds sold	4,106	46	4.43%	6,079	80	5.24%

Total interest-earning assets	1,584,776	28,805	7.21%	1,516,394	27,698	7.25%

Cash and due from banks	23,722			23,364
Allowance for loan losses	(16,193)			(13,752)
Premises and equipment, net	18,854			16,570
Other real estate owned	6,602			—
Other assets	54,536			45,567

Total assets	$1,672,297			$1,588,143

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$308,624	$2,677	3.44%	$268,061	$2,303	3.41%
Savings deposits	221,065	2,345	4.21%	182,582	2,078	4.52%
Time deposits	725,171	9,319	5.10%	754,730	9,579	5.04%

Total interest-bearing deposits	1,254,860	14,341	4.53%	1,205,373	13,960	4.59%

Federal funds purchased	15,402	191	4.91%	10,843	152	5.57%
Securities sold under agreements to repurchase	25,418	185	2.87%	26,698	233	3.46%
Other short-term borrowings	32,011	363	4.50%	10,739	98	3.61%
Subordinated debt	67,527	1,453	8.53%	46,908	1,117	9.45%
Long-term debt	32,587	341	4.15%	44,837	458	4.05%

Total interest-bearing liabilities	1,427,805	16,874	4.69%	1,345,398	16,018	4.73%

Noninterest-bearing:
Demand deposits	131,190			138,033
Other liabilities	13,915			12,183
Shareholders’ equity	99,387			92,529

Total liabilities and shareholders’ equity	$1,672,297			$1,588,143

Net interest income / spread		$11,931	2.52%		$11,680	2.52%

Net interest margin			2.99%			3.06%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2007 and 2006 of $64,000 and $95,000 respectively.

(2)	Interest income includes the effect of taxable-equivalent adjustment for 2007 for $61,000.